EXHIBIT 99.2



           Infowave Expands Business Relationship with Compaq with New Three-Year Strategic Alliance and US $2 Million Convertible Loan


Vancouver, BC, March 08, 2002 - Infowave Software, Inc. (TSE: IW) today announced it has entered into a three-year strategic alliance and sales agreement with Compaq Computer Corporation (NYSE: CPQ). In conjunction with the expanded business relationship between the companies, Compaq has agreed to provide Infowave with up to US$2 million in the form of a revolving loan convertible into common shares at US$1.00 per share.

"This strategic alliance and convertible loan further expands and strengthens the long-standing relationship between the two companies," said Infowave CEO Thomas Koll. "Compaq, with its Wireless Enterprise Framework, is unique in its ability to swiftly mobilize an enterprise to dramatically improve their return-on-investment. Our strategic alliance will leverage Compaq's core strengths, which include wireless access devices, mission-critical servers, software, global integration services and worldwide telecom carrier wireless infrastructure expertise. We look forward to closer collaboration on go-to-market strategies and product innovations."


STRATEGIC ALLIANCE AND SALES AGREEMENT
The strategic alliance and sales agreement builds on previous sales, marketing and services agreements established between Compaq and Infowave over the past two years. Under the terms of this agreement, Compaq and Infowave will collaborate on a comprehensive marketing and communication program and a sales engagement strategy designed to generate demand for software and services. In addition to specific initiatives already underway, such as Compaq's recent Wireless Enterprise Framework announcement, Compaq has agreed to make commercially reasonable efforts to include certain Infowave software solutions and documentation with certain Compaq product and service offerings.

The agreement also contains various other terms intended to expand and strengthen the relationship between the two companies. Infowave and Compaq have agreed to participate in certain co-development projects for new technology solutions. Infowave has provided Compaq with a volume pricing incentive. Infowave will showcase Compaq products and services at promotional events and will provide Compaq with the opportunity to deliver presentations at these events. Infowave and Compaq will explore methods of developing additional partnerships between their respective existing strategic relationships.

CONVERTIBLE LOAN AGREEMENT
Under the convertible loan agreement, Compaq will provide Infowave with a convertible revolving loan of up to US$2 million. The principal amount outstanding under the loan may be converted into common shares of Infowave at a price of US$1.00 per share, at any time up to March 8, 2005, subject to adjustment in certain circumstances. Infowave may draw down amounts under the loan at anytime provided that certain financial conditions are met. The principal amount outstanding bears interest at the prime rate plus 3.25%. The convertible loan will be secured by certain assets of Infowave, excluding its intellectual property.

ABOUT INFOWAVE SOFTWARE
Infowave (TSE: IW) builds innovative wireless business solutions for individual mobile professionals and large organizations that connect people to the critical information they need to be more productive and competitive. The Infowave Wireless Business Engine and its suite of application connectors provide companies with a single wireless software computing standard for fast, secure and reliable wireless access to email and collaboration applications, Web-based applications, the Internet, corporate intranets and legacy and client/server applications from a centrally managed platform. Infowave Symmetry Pro provides individuals with a fast, convenient, easy to install solution for wireless corporate email on Palm- and Pocket PC-powered devices. Infowave's solutions are designed to work on most carrier networks today, including GPRS, GSM, CDPD, CDMA and across the full spectrum of wireless computing devices from laptop computers to web-enabled mobile phones and PDAs to the newest generation of integrated voice/data handheld devices. For more information, please visit www.infowave.com or www.symmetrypro.com.


Contacts

Infowave Investor Relations:
Jim Rausch
(604) 473-3686
ir@infowave.com


Infowave Corporate and Media Relations:
Heather Knox
(425) 806-3129

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.